EXHIBIT 99.1

EPIX Contact Information

Investor Relations (617) 250-6012 Amy Hedison

FOR IMMEDIATE  RELEASE
October 5, 2005

EPIX Announces European Approval of Vasovist®

- First blood pool contrast agent using proprietary Target Visualization Technology™ -

Cambridge, MA, October 5, 2005 - EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX), a developer of innovative pharmaceuticals for magnetic resonance imaging (MRI), today announced that its worldwide marketing partner, Schering AG, Germany (NYSE:SHR, FSE:SCH), has received the approval of Vasovist® (MS-325, gadofosveset trisodium) in all 25 member states of the EU.  Vasovist, a blood pool contrast agent, is the Company’s innovative lead product and the first application of its proprietary Target Visualization Technology™. Specifically, Vasovist is approved for visualization of abdominal or limb vessels in patients with known or suspected vascular disease using magnetic resonance angiography (MRA).  Schering AG will market the product in Europe, and in other countries where Vasovist may receive approval.

“With this approval, EPIX joins the ranks of commercial biopharmaceutical companies,” said Michael Astrue, Interim Chief Executive Officer of EPIX. “This accomplishment is an important milestone not only for our company, but more importantly for the patients and physicians in Europe who will benefit from this safe and effective way to obtain high quality images of diseased blood vessels.  We continue to work with the FDA toward the goal of allowing patients in the U.S. to have the same opportunity.”

Millions of people worldwide suffer from various forms of vascular disease. In the EU alone more than two million people are hospitalized and an estimated four million patients per year undergo invasive, catheter-based X-ray angiography (XRA).  MRA with Vasovist may represent an alternative to XRA as a minimally invasive method. The product uniquely demonstrates prolonged blood residence time which may allow radiologists to visualize the vasculature by MRA with a single Vasovist injection. Vasovist enhanced MRA, therefore, may provide the clinician with a robust and flexible tool to perform a comprehensive diagnostic work-up as compared to currently available angiographic techniques.

About EPIX

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease. The Company uses its proprietary Target Visualization Technology™ to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes. To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixpharma.com.

About Schering AG, Germany

Schering AG, Germany is a research-based pharmaceutical company. Its activities are focused on four business areas: Gynecology & Andrology, Diagnostic Imaging, Dermatology as well as Specialized Therapeutics for disabling diseases in the fields of the central nervous system, oncology and cardiovascular system. As a global player with innovative products Schering AG aims for leading positions in specialized markets worldwide. With in-house R&D and supported by an excellent global network of external partners, Schering AG is securing a promising product pipeline. Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life: making medicine work

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of the Company’s management.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EPIX Pharmaceuticals’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things: the inability to establish and maintain strong business relationships with leading pharmaceutical companies and medical device manufacturers; the failure to comply with federal and state statutes and regulations relating to EPIX Pharmaceuticals’ products, including FDA requirements; that the completion of clinical studies may not prove the superiority of EPIX Pharmaceuticals’ products; the inability to recruit a sufficient number of patients for clinical trials; the inability to adequately address issues raised by FDA in its review of EPIX Pharmaceuticals’ submissions; the inability of EPIX Pharmaceuticals’ partner(s) to achieve regulatory approval in the countries in which they plan to sell EPIX Pharmaceutical products; the inability of EPIX Pharmaceuticals to identify and interest potential partners in its technologies and products; and the inability to protect EPIX Pharmaceuticals’ intellectual property and the cost of enforcing or defending EPIX Pharmaceuticals’ in litigation relating to intellectual property rights.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EPIX Pharmaceuticals undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional information regarding these and other risks faced by EPIX Pharmaceuticals, see the disclosure contained in EPIX Pharmaceuticals’ periodic reports filed with the Securities and Exchange Commission, including but not limited to EPIX Pharmaceuticals’ Form 10-K for the year ended December 31, 2004 and subsequent Forms 10-Q.

CONTACT: EPIX Pharmaceuticals, Inc

Investor Relations, 617-250-6012

Amy Hedison

SOURCE: EPIX Pharmaceuticals, Inc.

###